UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019

CASEY’S GENERAL STORES, INC.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One SE Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive offices)	(Zip Code)

515/965-6100
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2019, Casey’s General Stores, Inc. (the “Company”) announced that its Board of Directors (the “Board”) elected Darren M. Rebelez as President and Chief Executive Officer and as a member of the Board, in each case, effective as of June 24, 2019 (the “Effective Date”).  Mr. Rebelez will succeed Terry W. Handley, who will be retiring as President and Chief Executive Officer of the Company and as a member of the Board, in each case, effective as of June 23, 2019.

Mr. Rebelez, age 53, is currently serving as President of IHOP Restaurants, a unit of Dine Brands Global, Inc. (NYSE:DIN) (“Dine Brands”), a position he has held since 2015.  Prior to joining Dine Brands, Mr. Rebelez was employed by 7-Eleven, Inc. from July 2007 to October 2014, where he served as Executive Vice President and Chief Operating Officer.  Before 7-Eleven, Mr. Rebelez held numerous management roles within ExxonMobil, and before that, at Thornton Oil Corporation.  Mr. Rebelez was an Infantry Officer in the First Cavalry Division for the United States Army and is a veteran of the Persian Gulf War.  He holds a Master’s of Business Administration degree in International Business from the University of Houston’s C.T. Bauer College of Business and a Bachelor of Science degree in Foreign Area Studies from the United States Military Academy at West Point.  In addition, Mr. Rebelez has served as an independent director of Torchmark Corporation (NYSE:TMK) since 2010.

There is no family relationship between Mr. Rebelez and any of the Company’s directors or executive officers.  Mr. Rebelez has no interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Rebelez

On May 31, 2019, the Company entered into an Employment Agreement (the “Employment Agreement”) and a Change of Control Agreement (the “COC Agreement”) with Mr. Rebelez.  The Employment Agreement generally provides for the employment of Mr. Rebelez as President and Chief Executive Officer commencing on the Effective Date and continuing through the third anniversary thereof, unless sooner terminated in accordance with the Employment Agreement.  Mr. Rebelez’s term of employment will automatically renew for subsequent one-year terms, the first of which will begin on June 24, 2022, unless either party gives notice of non-renewal at least six months prior to the termination of the then existing term.  The period during which Mr. Rebelez is employed pursuant to the Employment Agreement is referred to as the “Term”.

During the Term, Mr. Rebelez’s annual compensation will consist of (a) a base salary at an annual rate of at least $950,000, (b) an annual target bonus opportunity equal to at least 100% of the base salary earned by Mr. Rebelez in respect of the applicable fiscal year and a maximum bonus opportunity equal to 200% of target and (c) an annual long-term incentive award with a target grant date value equal to at least 275% of Mr. Rebelez’s base salary, with the first such annual long-term incentive award to be made on the Effective Date.

In addition to Mr. Rebelez’s regular, annual compensation, the Employment Agreement provides for certain special, one-time items in connection with his hiring, consisting of a make-whole equity-based award (the “Make-Whole Award”) to replace the estimated value of long-term incentive compensation that Mr. Rebelez will forfeit when he leaves Dine Brands, and certain relocation benefits.  The Make-Whole Award will be made on the Effective Date and will consist of an award of restricted stock units (“RSUs”) with a grant date value equal to $3,850,000 and an award of performance-based restricted stock units (“PSUs”) with a target grant date value equal to $1,850,000. The RSUs will vest in equal installments on each of the first three anniversaries of the grant date. The PSUs will cliff vest between 0% and 200% of target on the third anniversary of the grant date, subject to the achievement of applicable performance goals related to the Company’s total shareholder return relative to its peer group for fiscal years 2020, 2021 and 2022.

Mr. Rebelez will be required to relocate to Des Moines, Iowa, or the surrounding area as soon as reasonably practicable following the Effective Date.  In connection with such relocation, the Company will reimburse Mr. Rebelez for (a) transaction costs in connection with selling his current residence and purchasing a new one, with such reimbursements capped at $215,000 in the aggregate and subject to repayment by Mr. Rebelez if his employment is terminated prior to the first anniversary of the Effective Date by Mr. Rebelez without good reason or by the Company for cause (each, as defined in the Employment Agreement), (b) certain costs for shipping his personal items and (c) the cost of up to six roundtrip tickets between California and Iowa for the period from the Effective Date through December 31, 2019.  In addition, to cover temporary housing and defray the cost of maintaining two residences, the Company will provide Mr. Rebelez with a monthly stipend of $5,000 through the earlier of the sale of his residence in California and December 31, 2019.  Mr. Rebelez is solely responsible for all of his taxes in respect of these relocation benefits.

In the event of a termination of Mr. Rebelez’s employment by the Company without cause or by Mr. Rebelez for good reason, in each case, during the Term (other than within 24 months following a change of control), the Company would be obligated to pay Mr. Rebelez a lump-sum cash payment equal to 24 months’ base salary and, for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez’s monthly COBRA premiums, in each case, subject to Mr. Rebelez’s execution of a general release in favor of the Company and compliance with the restrictive covenants described below.  In the event of a termination of employment within 24 months following a change of control, Mr. Rebelez would instead become eligible for all of the rights, payments and benefits set forth in the COC Agreement, as described below.

The Employment Agreement provides that during the Term and thereafter, Mr. Rebelez will maintain in confidence any confidential information and trade secrets of the Company obtained by him during the Term. In addition, during the Term and for two years following termination of his employment with the Company for any reason, Mr. Rebelez will be subject to non-competition and employee and customer non-solicitation covenants.  In the event Mr. Rebelez breaches any of the restrictive covenants contained in the Employment Agreement, he will forfeit without payment any outstanding equity awards, including the Make-Whole Award, and the unpaid portion of any severance payments or benefits.

Change of Control Agreement with Mr. Rebelez

The COC Agreement, which is attached as an exhibit to the Employment Agreement, is effective from the Effective Date through the earlier of the second anniversary of the Effective Date and the first day of the month next following Mr. Rebelez’s normal retirement date under the Company’s 401(k) plan, except that on each anniversary of the Effective Date, the COC Agreement will automatically extend for one year, unless either party provides notice of non-renewal of the COC Agreement at least 60 days prior to the applicable anniversary of the Effective Date.  In the event the Company enters into an agreement, the consummation of which would result in a change of control of the Company, or any person publicly announces an intention to take actions that would constitute a change of control (a “potential change of control”), the Company may not provide notice of non-renewal of the COC Agreement until at least one month following the public announcement of the abandonment of the transaction that resulted in such potential change of control.

In the event Mr. Rebelez’s employment is terminated during the term of the COC Agreement by the Company without cause or by Mr. Rebelez for good reason (each, as defined in the COC Agreement and referred to as a “Qualifying Termination”), Mr. Rebelez would be entitled to a lump-sum cash severance payment in an amount equal to the sum of (a) 2.5 times the sum of Mr. Rebelez’s then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and the greater of the annual bonus received by Mr. Rebelez for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the “Recent Bonus”), (b) a pro rata Recent Bonus and (c) an amount equal to 30 months of Mr. Rebelez’s monthly COBRA premiums.  If Mr. Rebelez experiences a Qualifying Termination following a potential change of control but prior to a change of control, and it is demonstrated that such Qualifying Termination was at the request of the potential acquirer or otherwise was in connection with the change of control and the change of control actually occurs, then Mr. Rebelez would be entitled to receive a lump-sum cash payment within 30 days following such change of control equal to the excess, if any, of the aggregate severance payments described in the preceding sentence over the aggregate severance payments Mr. Rebelez would have received under the Employment Agreement (or any other applicable plan or agreement) as a result of such Qualifying Termination.

Mr. Rebelez is not entitled to any excise tax gross-up payments with respect to Section 280G of the Internal Revenue Code.  Instead, the COC Agreement provides for a “best net” approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes.

Separation Agreement with Mr. Handley

On May 31, 2019, the Company entered into a separation agreement and general release with Mr. Handley (the “Separation Agreement”).  Subject to Mr. Handley’s execution of a general release in favor of the Company and compliance with the restrictive covenants set forth in the employment agreement entered into by Mr. Handley and the Company on April 12, 2016, the Separation Agreement provides that (a) Mr. Handley will receive continued payment of his base salary for a period of 18 months following termination, in accordance with the severance provisions in his employment agreement, and (b) Mr. Handley’s outstanding RSUs and PSUs that were granted to him on or after July 14, 2017 will continue to vest pursuant to the retirement provisions set forth in the applicable award agreements.  Mr. Handley will forfeit any other equity-based awards that have not yet vested as of the date of his retirement.  In addition, Mr. Handley has agreed to provide consulting services to the Company during the six months following his retirement in exchange for a lump-sum cash payment equal to six months’ base salary, or $462,500.

The foregoing summaries of the Employment Agreement, the COC Agreement and the Separation Agreement are general descriptions only and are qualified in their entirety by reference to the full text of the Employment Agreement (including the COC Agreement, which is an exhibit to the Employment Agreement) and the Separation Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report, and are incorporated herein by reference.  The Company’s related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 31, 2019, between the Company and Darren M. Rebelez (with the Change of Control Agreement between the Company and Darren M. Rebelez attached as an exhibit thereto).

10.2	Separation and General Release Agreement, dated May 31, 2019, between the Company and Terry W. Handley.

99.1	Press Release issued by Casey’s General Stores, Inc., dated June 5, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

By:	/s/ William J. Walljasper
	Name:	William J. Walljasper
	Title:	Senior Vice President and Chief Financial Officer

Date: June 6, 2019